Exhibit 3.2

Amendments to the By-Laws of Ridgestone Financial Services, Inc.

Pursuant to a resolution of the Company’s Board of Directors dated December 23, 2003, the Company’s By-Laws were amended primarily to provide for the position of Chief Operating Officer and to make similar clarifying changes to the By-Laws to reflect the current titles of Company executives and their associated duties. The By-Laws were amended as follows:

1.	Section 2 of Article II was amended to read in its entirety as follows:

“SECTION 2. Special Meetings. Special meetings of the shareholders, for any purpose, unless otherwise prescribed by statute, may be called by the Chief Executive Officer, President, Chief Operating Officer or the Board of Directors, and shall be called by the Chief Executive Officer or President at the request of shareholders owning, in the aggregate, not less than ten percent (10%) of all the outstanding shares of the Corporation entitled to vote at the meeting, provided that such shareholders deliver a signed and dated written demand to the Corporation, describing the purpose(s) for which the meeting is to be held.”

2.	Section 3 of Article II was amended to read in its entirety as follows:

“SECTION 3. Place of Meeting. The Chief Executive Officer, President, Chief Operating Officer or the Chairman of the Board may designate any place, either within or without the State of Wisconsin, as the place of meeting for any annual meeting or for any special meeting called by the Board of Directors. If no designation is made, or if a special meeting is otherwise called, the place of meeting shall be the principal office of the Corporation in the State of Wisconsin. Any meeting may be adjourned to reconvene at any place designated by vote of a majority of the shares represented at the meeting.”

3.	Section 1 of Article IV was amended to read in its entirety as follows:

“SECTION 1. Number. The principal Officers of the Corporation shall be a Chairman of the Board, a Chief Executive Officer, a President, a Chief Operating Officer, an Executive Vice-President, a Secretary and a Treasurer, each of whom shall be elected by the Board of Directors. Such other officers and assistant officers as may be deemed necessary may be elected or appointed by the Board of Directors, including any one or more Vice — Presidents. Any two or more offices may be held by the same person, except the offices of President and Secretary and the offices of President and Executive Vice-President or Vice—President.”

4.	A new Section 6 was added to Article IV to read in its entirety as follows:

“SECTION 6. Chief Executive Officer. The Chief Executive Officer shall be the principal executive officer of the Corporation and, subject to the control of the Board of Directors, shall in general supervise and control all of the business and affairs of the Corporation. The Chief Executive Officer shall have authority, subject to such rules as may be prescribed by the Board of Directors, to appoint such agents and employees of the Corporation as he or she shall deem necessary, to prescribe their powers, duties and compensation, and to delegate authority to them. Such agents and employees shall hold office at the discretion of the Chief Executive Officer. He or she shall have authority to sign, execute and acknowledge, on behalf of the Corporation, all deeds, mortgages, bonds, stock certificates, contracts, leases, reports and all other documents or instruments necessary or proper to be executed in the course of the Corporation’s regular business, or which shall be authorized by resolution of the Board of Directors; and, except as otherwise provided by law or the Board of Directors, he or she may authorize the President or Executive Vice — President or any Vice — President or other officer or agent of the Corporation to sign, execute and acknowledge such documents or instruments in his or her place and stead. In general, he or she shall perform all duties incident to the office of Chief Executive Officer and such other duties as may be prescribed by the Board of Directors from time to time. In the absence or disability of the Chairman of the Board, or when that position is vacant, the Chief Executive Officer shall, when present, preside at all meetings of the shareholders and of the Board of Directors.”

5.	The former Section 6 of Article IV was renumbered to Section 7 and amended to read in its entirety as follows:

“SECTION 7. President. The President shall assist the Chief Executive Officer in exercising general supervision over the business and affairs of the Corporation, and shall perform such other duties and have such authority as from time to time may be delegated or assigned to him or her by the Chief Executive Officer or by the Board of Directors. The President shall have authority, subject to the authority of the Chief Executive Officer and to such rules as may be prescribed by the Board of Directors, to appoint such agents and employees of the Corporation as he or she shall deem necessary, to prescribe their powers, duties and compensation, and to delegate authority to them. Such agents and employees shall hold office at the discretion of the President. He or she shall have authority to sign, execute and acknowledge, on behalf of the Corporation, all deeds, mortgages, bonds, stock certificates, contracts, leases, reports and all other documents or instruments necessary or proper to be executed in the course of the Corporation’s regular business, or which shall be authorized by the Chief Executive Officer or by resolution of the Board of Directors; and, except as otherwise provided by law, the Chief Executive Officer or the Board of Directors, he or she may authorize the Executive Vice-President or any Vice—President or other officer or agent of the Corporation to sign, execute and acknowledge such documents or instruments in his or her place and stead. During the absence or disability of the Chief Executive Officer, or while that office is vacant, the President shall exercise all the powers and discharge all of the duties of the Chief Executive Officer.”

6.	A new Section 8 and a new Section 9 were added to Article IV to read in their entirety as follows:

“SECTION 8. Chief Operating Officer. The Chief Operating Officer shall, subject to the direction of the Board of Directors and the Chief Executive Officer, in general supervise and control the day-to-day business operations of the corporation. He or she shall have authority, subject to such rules as may be prescribed by the Board of Directors, to sign, execute and acknowledge, on behalf of the corporation, all deeds, mortgages, bonds, stock certificates, contracts, leases, reports and all other documents or instruments necessary or proper to be executed in the course of the corporation’s regular business, or which shall be authorized by resolution of the Board of Directors; and, except as otherwise provided by law or the Board of Directors, he or she may authorize any Vice — President or other officer or agent of the corporation to sign, execute and acknowledge such documents or instruments in his or her place and stead. In general he or she shall perform all duties incident to the office of the Chief Operating Officer and such other duties as may be prescribed by the Board of Directors from time to time.”

“SECTION 9. The Executive Vice-President. The Executive Vice-President shall assist the Chief Executive Officer and the President in exercising general supervision over the business and affairs of the Corporation, and shall perform such other duties and have such authority as from time to time may be delegated or assigned to him or her by the Chief Executive Officer, the President or by the Board of Directors. In the absence or disability of the President, the Executive Vice-President shall perform the duties and functions of the President.”

7.	The former Section 7 of Article IV was renumbered to Section 10 and amended to read in its entirety as follows:

“SECTION 10. The Vice — Presidents. In the absence or disability of both the President and the Executive Vice-President, the Vice—President (or in the event there be more than one Vice—President, the Vice—Presidents in the order designated by the Board of Directors, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice — President shall perform such other duties and have such authority as from time to time may be delegated or assigned to him or her by the Chief Executive Officer, the President or by the Board of Directors. The execution of any instrument of the Corporation by any Vice — President shall be conclusive evidence, as to third parties, of his or her authority to act in the stead of the President. The Board of Directors may designate any Vice — President as being senior in rank or degree of responsibility and may accord such a Vice — President an appropriate title designating his senior rank, such as “Senior Vice — President.” The Board of Directors may assign a certain Vice — President responsibility for a designated group, division or function of the Corporation’s business and add an appropriate descriptive designation to his title.”

8.	The former Section 8 of Article IV was renumbered to Section 11 and amended to read in its entirety as follows:

“SECTION 11. The Secretary. The Secretary shall: (a) keep minutes of the meetings of the shareholders and of the Board of Directors (and of committees thereof) in one or more books provided for that purpose (including records of actions taken by the shareholders or the Board of Directors (or committees thereof) without a meeting); (b) see that all notices are duly given in accordance with the provisions of these bylaws or as required by the Wisconsin Business Corporation Law; (c) be custodian of the corporate records of the Corporation; (d) maintain a record of the shareholders of the Corporation, in a form that permits preparation of a list of the names and addresses of all shareholders, by class or series of shares and showing the number and class or series of shares held by each shareholder; (e) sign with the Chief Executive Officer or the President, certificates for shares of the Corporation, the issuance of which shall have been authorized by resolution of the Board of Directors; (f) have general charge of the stock transfer books of the Corporation; and (g) in general perform all duties incident to the office of Secretary and have such other duties and exercise such authority as from time to time may be delegated or assigned by the Chief Executive Officer, the President the Executive Vice-President or by the Board of Directors.”

9.	A new Section 12 and a new Section 13 were added to Article IV to read in their entirety as follows:

“SECTION 12. The Treasurer. The Treasurer shall: (a) have charge and custody of and be responsible for all funds and securities of the Corporation; (b) maintain appropriate accounting records; (c) receive and give receipts for moneys due and payable to the Corporation from any source whatsoever, and deposit all such moneys in the name of the Corporation in such banks, trust companies or other depositaries as shall be selected in accordance with the provisions of these bylaws; and (d) in general perform all of the duties incident to the office of Treasurer and have such other duties and exercise such other authority as from time to time may be delegated or assigned by the Chief Executive Officer, the President, the Executive Vice-President or by the Board of Directors.”

“SECTION 13. Assistant Secretaries and Assistant Treasurers. There shall be such number of Assistant Secretaries and Assistant Treasurers as the Board of Directors may from time to time authorize. The Assistant Secretaries may sign with the Chief Executive Officer or the President, certificates for shares of the Corporation the issuance of which shall have been authorized by a resolution of the Board of Directors. The Assistant Secretaries and Assistant Treasurers, in general, shall perform such duties and have such authority as shall from time to time be delegated or assigned to them by the Secretary or the Treasurer, respectively, or by the President or the Board of Directors.”

10.	The former Section 9 of Article IV was renumbered to Section 14.

11.	Section 5 of Article V was amended to read in its entirety as follows:

“SECTION 5. Voting of Securities Owned by The Corporation. Subject always to the specific directions of the Board of Directors, (a) any shares or other securities issued by any other corporation and owned or controlled by the Corporation may be voted at any meeting of security holders of such other corporation by the Chief Executive Officer, President or Chief Operating Officer of the Corporation if he or she be present, or, in his or her absence, by the Executive Vice — President of the Corporation, and (b) whenever, in the judgment of the Chief Executive Officer, President or Chief Operating Officer, or in his or her absence, the Executive Vice — President, it is desirable for the Corporation to execute a proxy or written consent in respect to any shares or other securities issued by any other corporation and owned by the Corporation, such proxy or consent shall be executed in the name of the Corporation by the Chief Executive Officer, President or Chief Operating Officer or Executive Vice — President of the Corporation, without necessity of any authorization by the Board of Directors, affixation of corporate seal or countersignature or attestation by another officer. Any person or persons designated in the manner above stated as the proxy or proxies of the Corporation shall have full right, power, and authority to vote the shares or other securities issued by such other corporation and owned by the Corporation the same as such shares or other securities might be voted by the Corporation.”

12.	Section 1 of Article VI was amended to read in its entirety as follows:

“SECTION 1. Certificates for Shares. Certificates representing shares of the Corporation shall be in such form as shall be determined by the Board of Directors. Each certificate shall be signed by the Chief Executive Officer or President and by the Secretary or an Assistant Secretary. All certificates for shares shall be consecutively numbered or otherwise identified. The name and address of the person to who the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the Corporation. All certificates surrendered to the Corporation for transfer shall be cancelled. No new certificates shall be issued until the former certificates for a like number of shares shall have been surrendered and cancelled, except that in case of a lost, destroyed, or mutilated certificate a new one may be issued therefor upon such terms and indemnity to the Corporation as the Board of Directors may prescribe.”